Exhibit 99(f)


                                ESCROW AGREEMENT

     ESCROW AGREEMENT made this 1st day of July, 2002, by and between a PRACTICAL PLASTICS, INC. ("Company"), and David B. Stocker, Esq., (the "Escrow Agent").

                                    RECITALS

     WHEREAS, the Company proposes to offer for sale in a Prospectus contained in the Form SB-2 Registration Statement to be filed with the Securities and Exchange Commisison pursuant to the provisions of the Securities Act of 1933, as amended (the "Act"), up to 375,000 shares maximum, at an offering price of $0.40 per share (the authorization, issuance, and offering of the shares hereinafter referred to as the "Public Offering"); and

     WHEREAS, pursuant to the Prospectus, provision must be made to impound in escrow such proceeds as shall be received from the sale of such of the shares as may be sold; and

     WHEREAS, the Company and the Escrow Agent desire to enter into this Agreement for the purpose of fulfilling the escrow requirement established by the Company;

                                    AGREEMENT

     NOW THEREFORE, in consideration of the premises and the mutual covenants, terms and conditions hereinafter set forth, the parties hereto hereby agree as follows:

     1. TRANSMISSION OF FUNDS; ETC. The Company agrees that it shall, as soon as shall be practicable following receipt thereof, but in no event later than by noon of the next business day following receipt thereof, deliver to the Escrow Agent all proceeds from the sale of the shares in the Prospectus in an amount not exceeding $150,000.00, together with a copy of the subscriber's subscription agreement, which shall set forth, among other things, the subscriber's name and address, Social Security or Tax Identification number, the number of shares purchased and the amount paid therefore, and all checks and other orders for the payment of money shall be made payable to the order of Escrow Account.

     2. THE ESCROW ACCOUNT. All funds or remittances delivered to the Escrow Agent pursuant hereto shall be deposited immediately by the Escrow Agent into his attorney trust account as follows: "David B. Stocker Arizona Bar Foundation IOLTA Account (the "Escrow Account"). The Escrow Account shall be created and maintained subject to the customary rules and regulations of the Escrow Agent pertaining to such accounts.

     3. STATUS OF ESCROWED FUNDS. During the Escrow period (hereinafter defined) none of the amounts deposited into the Escrow Account shall become the property of the Company or of any other entity or be subject to the debts of the Company or of any other entity except as expressly provided herein with respect to payment by the Escrow Agent to the Company, and the Escrow Agent shall neither make nor permit any disbursements from the Escrow Account except as expressly provided herein.

     4. THE ESCROW PERIOD.

          a. The Escrow Period shall begin on the effective date of the Registration Statement.

          b. The Escrow Period shall terminate upon the earlier to occur of:

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               i. Gross proceeds of $50,000.00 funds having been deposited into the Escrow Account and the Company having notified the Escrow Agent in writing that is has accepted subscriptions for 125,000 shares; or

               ii. The later of February 1, 2003, or 180 days from the effective date of the Registration Statement. If 125,000 shares shall have been sold by the expiration of the period specified above in this paragraph 4(b)(ii), but less that all of the proceeds of such sales shall then have been collected, then the Escrow Period shall be extended for up to an additional 10 days to permit delivery and collection of such proceeds.

     5. CLOSING OUT OF ESCROW. Should the Escrow Period terminate pursuant to the provisions of paragraph 4(b)(i) hereof, the Escrow Agent shall deliver and pay over to the Company on the Closing Date all amounts deposited into the Escrow Account. On the making of the payment by the Escrow Agent as provided for in this paragraph, the Escrow Agent shall be discharged completely and released of any further liabilities or responsibilities hereunder.

     6. ABANDONMENT OF OFFERING. Should the Escrow period terminate pursuant to the provisions of paragraph 4(b)(ii) hereof, then the Escrow Agent shall, within ten (10) business days following such termination and on the basis of its Escrow Account records, return to each of the subscribers for the shares the respective amounts paid or payable to each subscriber pursuant to this paragraph. These monies shall be deemed to be the property of such subscriber, free and clear of any or all claims of the Company or of any creditors, and the respective agreements to purchase the shares made and entered into under the Prospectus shall be deemed canceled without any further liabilities and responsibilities hereunder. The Company shall pay to the Escrow Agent the costs of mailing for each check written by the Escrow Agent in the course of returning funds to subscribers pursuant to this paragraph. This per-check amount shall not be deducted from funds deposited into the Escrow Account, but shall be paid by the Company promptly upon receipt of an invoice therefore from the Escrow Agent.

     7. NOTICE OF EXTENSION. The Company agrees to deliver to the Escrow Agent appropriate written notice of any extension of the offering period and of the Closing Date.

     8. DISCRETION OF THE ESCROW AGENT. In acting pursuant to this Agreement, the Escrow Agent shall be fully protected in every possible exercise of its discretion and shall have no obligation hereunder either to the Company or to any party except as expressly set forth herein.

     9. FEES AND EXPENSES OF ESCROW AGENT. The Company shall be responsible for the payment of all reasonable expenses incurred by the Escrow Agent in the course of performing hereunder, including the sums required by Section 6 hereof. No such expense, however, shall be chargeable to or paid from the funds deposited into the Escrow Account. No separate fees shall be due to the Escrow Agent for his services hereunder.

     10. INVESTMENT OF ESCROWED FUNDS. The Escrow Agent shall have no obligation to anyone to invest any of the deposited funds or to pay interest thereon.

     11. NOTICE BY ESCROW AGENT. The Escrow Agent shall deliver from time to time to the Company written notice acknowledging receipt of the funds deposited by the Company. The Escrow Agent shall give the Company prompt written notice when collected funds deposited into the Escrow Account total $50,000.00, at which time the funds shall be distributed to the Company. The Escrow Agent shall, after it disburses funds from the Escrow Account pursuant to paragraph 5

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or 6 of this Agreement, promptly render a written accounting thereof to the
Company. The Escrow Agent shall not be responsible for any fees or charges in connection with the issuance or transfer of the shares.

     12. LIABILITY OF ESCROW AGENT LIMITED. In performing any of its duties hereunder, the Escrow Agent shall not incur any liability to anyone for any damages, losses or expenses, except for willful default or negligence, and it shall, accordingly, not incur any such liability with respect to (a) any action taken or omitted in good faith upon advice of its counsel given with respect to any questions relating to the duties and responsibilities of the Escrow Agent under this Agreement, or (b) any action taken or omitted in reliance upon any instrument, including the written advises provided for herein, not only as to its due execution and the validity and effectiveness of its provisions, but also as to the truth and accuracy of any information contained therein, which the Escrow Agent shall in good faith believe to be genuine, to have been signed or presented by a proper person or persons, and to conform with the provisions of the Agreement.

     13. RELIANCE BY ESCROW AGENT; INDEMNITY; ETC. The Company agrees to provide to the Escrow Agent all information necessary to facilitate the administration of this Agreement, and the Escrow Agent may rely upon any representation so made. In performing any of its duties hereunder, the Escrow Agent may not be held to take notice of any terms of any agreement or rights with respect thereto unless specifically stated herein. The Company hereby agrees to indemnify and hold harmless the Escrow Agent against any and all claims, losses, damages, liabilities, costs and expenses, including reasonable costs of investigation and counsel fees and disbursements, which may be imposed upon the Escrow Agent or incurred by the Escrow Agent hereunder or the performance of its duties hereunder, including any litigation arising from this Agreement or involving the subject matter hereof. Such indemnity, however, shall not include acts or omissions to act of the Escrow Agent which involve gross negligence or willful misconduct.

     14. INTERPLEADER. If at any time a dispute shall exist as to the duties of the Escrow Agent and the terms hereof, of the Escrow Agent shall not have been able to locate a subscriber(s) to return his (their) funds, the Escrow Agent may deposit said funds with the Clerk of the U.S. Federal Court, District of Arizona, and may interplead the other party hereto. Upon so depositing such funds and filing its complaint in interpleader, the Escrow Agent shall be completely discharged and released from all further liability or responsibility under the terms hereof. The parties hereto, for themselves, their heirs, successors and assigns, do hereby submit themselves to the jurisdiction of said Court and do hereby appoint the Clerk of said Court as their agent for service of all process in connection with the proceedings mentioned in this paragraph.

     15. COMPLIANCE WITH COURT ORDERS; ETC. The Escrow Agent is hereby expressly authorized and directed to disregard any and all notices or warnings not specifically called for in or permitted by this Agreement, or by any other person or corporation, excepting only orders or process of court, and is hereby expressly authorized to comply with and obey any and all orders, judgments, or decrees of any court, and in case the Escrow Agent obeys or complies with any such order, judgment or decree of any court, it shall not be liable to any of the parties hereto or to any other person, firm or corporation by reason of such compliance, notwithstanding that any such order, judgment, or decree may be subsequently reversed, modified, annulled, set aside or vacated, or found to have been entered without jurisdiction.

     16. NOTICES TO PARTIES AND COUNSEL All notices, demands or requests required or authorized hereunder shall be deemed given sufficiently if in writing and sent by registered mail or certified mail, return receipt requested and postage prepaid, to, in the case of the Company:

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          Jonathan A. Firestein, President
          1650 West Whitton Avenue
          Phoenix, Arizona 85015

and in the case of the Escrow Agent, to:

          David B. Stocker, Esq.
          4745 North Seventh Street
          Suite 234
          Phoenix, Arizona 85014

     17. GOVERNING LAWS. The validity, interpretation and construction of this agreement and of each part hereof shall be governed by the laws of the State of Arizona.

     18. OBTAINING ACCOUNT INFORMATION. The persons named on Schedule 1 to this agreement are authorized at any time, one or more times, to obtain without delay the balance and other information concerning the Escrow Account, in person or by telephone.

IN WITNESS WHEREOF, the Company and the Escrow Agent have executed this Escrow Agreement on the day and year of the first above written.


PRACTICAL PLASTICS, INC.

/s/ Jonathan A. Firestein
------------------------------
By:  Jonathan A. Firestein
Its: President


ESCROW AGENT

/s/ David B. Stocker
------------------------------
By: David B. Stocker

                                   SCHEDULE 1

                              Jonathan A. Firestein

                                David J. McBride


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